Exhibit 23.2

CONSENT OF INDEPENDENT PETROLEUM ENGINEERS

The undersigned hereby consents to the reference to our firm in the form and context in which they appear in Amendment No. 1 to Current Report on Form 8-K/A of ATP Oil & Gas Corporation (the “Company”) dated September 21, 2005. We hereby further consent to the use of information contained in our report setting forth the estimates of revenues from oil and gas reserves as of September 21, 2005 for properties located in the King’s Peak area of the Gulf of Mexico acquired by ATP Oil & Gas Corporation from BP Exploration & Production, Inc.

Sincerely,

/s/ Collarini Associates

December 5, 2005